Exhibit 12.2
                                                                      12/2/2004


                              GEORGIA POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2003 and the year to date September 30, 2004

                                                                                                                           Nine
                                                                                                                          Months
                                                                                                                          Ended
                                                                             Year ended December 31,                   September 30,
                                                         -----------------------------------------------------------   -------------
                                                             1999        2000        2001         2002        2003          2004
                                                             ----        ----        ----         ----        ----         ----
                                                         --------------------------------Thousands of Dollars-----------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes                             $  896,272  $  921,857  $  976,319  $  977,583   $  998,324    $  933,183
Interest expense, net of amounts capitalized                196,953     211,409     185,231     169,417      184,138       168,666
Distributions on mandatorily redeemable preferred
  securities                                                 65,774      59,104      59,104      62,553       59,675        15,839
AFUDC - Debt funds                                           12,429      23,396      13,574       8,405        5,415         5,613

                                                         ----------  ----------  ----------  ----------   ----------    -----------
Earnings as defined                                      $1,171,428  $1,215,766  $1,234,228  $1,217,958   $1,247,552    $1,123,301
                                                         ==========  ==========  ==========  ==========   ==========    ===========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt                               $  164,375  $  171,994  $  162,546  $  138,850   $  158,587    $  124,040
Interest on affiliated loans                                      0           0      12,389       9,793        3,194        31,232
Interest on interim obligations                              19,787      28,262      12,692       3,074            0             0
Amort of debt disc, premium and expense, net                 15,127      14,257      15,106      16,108       15,598        11,617
Other interest charges                                       10,093      20,292      (3,928       9,995       12,174         7,390
Distributions on mandatorily redeemable preferred
  securities                                                 65,774      59,104      59,104      62,553       59,675        15,839

                                                         ----------  ----------  ----------  ----------   ----------    -----------
Fixed charges as defined                                    275,156     293,909     257,909     240,373      249,228       190,118
Tax deductible preferred dividends                              283         270         268         268          268           201
                                                         ----------  ----------  ----------  ----------   ----------    -----------
                                                         ----------  ----------  ----------  ----------   ----------    -----------
                                                            275,439     294,179     258,177     240,641      249,496       190,319
                                                         ----------  ----------  ----------  ----------   ----------    -----------
Non-tax deductible preferred dividends                        1,446         404         402         402          402           302
Ratio of net income before taxes to net income           x    1.650  x    1.646  x    1.599  x    1.581   x    1.582    x    1.588
                                                         ----------  ----------  ----------  ----------   ----------    -----------
                                                         ----------  ----------  ----------  ----------   ----------    -----------
Pref dividend requirements before income taxes                2,386         665         643         636          636           480
                                                         ----------  ----------  ----------  ----------   ----------    -----------
                                                         ----------  ----------  ----------  ----------   ----------    -----------
Fixed charges plus pref dividend requirements            $  277,825  $  294,844  $  258,820  $  241,277   $  250,132    $  190,799
                                                         ==========  ==========  ==========  ==========   ==========    ===========

RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED DIVIDEND REQUIREMENTS                                4.22        4.12        4.77        5.05         4.99          5.89
                                                               ====        ====        ====        ====         ====          ====
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